Exhibit 99.1

Armored AutoGroup Inc. (“Armored AutoGroup” or the “Company”) today announced 2013 third quarter financial results.  The Company generated net sales of $71.0 million for the quarter ended September 30, 2013 compared to net sales of $68.3 million for the quarter ended September 30, 2012.  Net sales in the Company’s North American market increased year-over-year by $0.6 million (1 percent) to $50.9 million for the quarter ended September 30, 2013 primarily driven by the Armor All brand which experienced increases across most product lines, most notably in the wipes product line.  Net sales in the Company’s international markets increased 11%  to $20.1 million for the quarter ended September 30, 2013 primarily due to higher sales in Latin American, Asia and EMEA.  The Company reported a net loss of $2.3 million for the quarter ended September 30, 2013.  The Company generated Adjusted EBITDA of $19.1 million for the quarter ended September 30, 2013 compared to Adjusted EBITDA of $14.7 million for the comparable period in 2012.

Armored AutoGroup has provided a reconciliation of net earnings (loss) to EBITDA and Adjusted EBITDA in the accompanying EBITDA and Adjusted EBITDA Reconciliation. The Company presents this information because management uses it to monitor and evaluate the Company’s ongoing operating results and trends, and the covenants in one of  its debt agreements are tied to these measures.

ABOUT ARMORED AUTOGROUP

Armored AutoGroup Inc., headquartered in Danbury, CT, is primarily comprised of the Armor All® and STP® brands. The current product line of Armor All protectants, wipes, tire and wheel care products, glass cleaners, air freshners, leather care products and washes is designed to clean, shine, refresh and protect interior and exterior automobile surfaces. The offering of STP oil and fuel additives, functional fluids and automotive appearance products has a broad customer base ranging from professional racers to car enthusiasts and ‘‘Do-it-Yourselfers’’. The Company has a diversified geographic footprint with direct operations in the United States, Canada, Australia, Mexico China and the U.K. and distributor relationships in approximately 50 countries.  For more information, please visit www.armorall.com and www.stp.com.

On November 5, 2010, affiliates of Avista Capital Holdings, L.P. (‘‘Avista’’) acquired certain equity interests, assets and liabilities of The Clorox Company’s (‘‘Clorox’’) Auto-Care Products Business, excluding the Prestone and YPF licensed brands, that operated through various Clorox wholly-owned or controlled legal entities throughout the world pursuant to the terms of a Purchase and Sale Agreement, dated September 21, 2010 (the ‘‘Acquisition’’). After completion of the Acquisition, the Company was renamed the’’Armored AutoGroup.” Armored AutoGroup Parent Inc. (‘‘AAG Parent’’ or ‘‘Parent’’) indirectly owns all of our issued and outstanding capital stock through its direct subsidiary and our direct parent, Armored AutoGroup Intermediate Inc.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The information herein may contain forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition.  Forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information.  These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Form 10-K Annual Report dated April 1, 2013.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:  our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; competition from other companies; the loss of significant customers or customer relations; our reliance on complex information systems; the cost of capital expenditures required for our businesses; levels of customers’ advertising and marketing spending, which may be impacted by economic factors and general market conditions; developments in technology and related changes in consumer behavior;  fluctuations in raw material prices; our substantial indebtedness and our ability to service our debt;  fluctuations in currency exchange rates; unfavorable political conditions in international markets and risks relating to concentrations in international operations; our reliance on a limited number of suppliers; the seasonality of our business ; the reliance of our businesses on limited production facilities; labor disturbances; environmental obligations and liabilities; an adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights and the impact of changes in applicable law and regulations.

We caution you that the foregoing list of important factors is not exclusive.  In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements may not in fact occur.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.  Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the Company’s historical consolidated financial statements.  The Company presents this information because management uses it to monitor and evaluate the Company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures.  The Company believes this information provides investors with an understanding of the Company’s operating performance over comparative periods.

Armored AutoGroup Inc.

BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash	$23,732	$4,206
Accounts receivable	71,816	69,602
Inventories	37,083	42,444
Other current assets	8,865	12,891
Total current assets	141,496	129,143

Property, plant and equipment	29,432	31,473
Goodwill	361,736	362,216
Intangible assets	322,458	352,905
Deferred financing costs and other assets	4,098	5,020
Total assets	$859,220	$880,757

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	15,720	13,158
Accrued expenses and other current liabilities	31,700	28,571
Due to Parent	745	795
Due to Clorox	3	137
Current portion of long-term debt	125	279
Total current liabilities	48,293	42,940

Long-term debt	553,504	553,581
Other liability	2,500	2,500
Deferred income taxes	92,162	105,131
Total liabilities	696,459	704,152

Shareholder’s Equity:
Common stock	—	—
Additional paid-in capital	260,966	260,750
Accumulated deficit	(93,651)	(85,585)
Accumulated other comprehensive loss	(4,554)	1,440
Total shareholder’s equity	162,761	176,605
Total liabilities and shareholder’s equity	$859,220	$880,757

Armored AutoGroup Inc.

STATEMENTS OF RESULTS OF OPERATIONS

(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012

Net sales	$71,007	$68,348	$225,495	$237,439
Cost of products sold	38,483	39,728	121,307	126,948

Gross profit	32,524	28,620	104,188	110,491

Operating expenses:
Selling and administrative expenses	9,854	10,828	29,202	34,935
Advertising costs	6,767	7,929	24,487	27,414
Research and development costs	626	661	1,839	1,700
Amortization of acquired intangible assets	9,175	9,175	27,526	27,526
Total operating expenses	26,422	28,593	83,054	91,575
Operating profit	6,102	27	21,134	18,916
Interest expense	12,049	12,406	35,976	36,829
Other expense (income), net	(68)	123	447	166

Loss before benefit for income taxes	(5,879)	(12,502)	(15,289)	(18,079)
Benefit for income taxes	(3,604)	(2,729)	(7,222)	(5,309)
Net loss	$(2,275)	$(9,773)	$(8,067)	$(12,770)

Armored AutoGroup Inc.

STATEMENTS OF CASH FLOWS

(In thousands)

	Nine months ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(8,067)	$(12,770)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	35,713	35,089
Share-based compensation	216	199
Deferred income taxes	(12,996)	(7,614)
Cash effect of changes in:
Accounts receivable	(623)	(28,911)
Inventories	6,287	(15,146)
Income taxes	3,329	(3,172)
Other current assets	499	(2,025)
Book overdraft	—	(1,987)
Accounts payable and accrued liabilities	5,079	23,462
Due Clorox	(134)	11,913
Other	(771)	238
Net cash provided by (used in) operating activities	28,532	(724)

Cash flows from investing activities:
Capital expenditures	(2,894)	(6,718)
Acquistion,net	(3,755)	—
Net cash used in investing activities	(6,649)	(6,718)

Cash flows from financing activities:
Borrowings under revolver	23,000	46,001
Payments on revolver	(23,000)	(33,000)
Principle payments on term loan	(2,250)	(2,250)
Payment on advance from Parent	(50)	—
Deferred financing costs	—	(350)
Net cash used in financing activities	(2,300)	10,401

Effect of exchange rate changes on cash	(57)	81
Net increase (decrease) in cash	19,526	3,040
Cash at beginning of period	4,206	4,935
Cash at end of period	$23,732	$7,975

Supplemental cash flow disclosures:
Cash paid for interest	$26,567	$27,632
Cash paid for income taxes	$3,226	$7,791

ARMORED AUTOGROUP INC.

EBITDA AND ADJUSTED EBITDA RECONCILIATION

	Nine Month Ended
	Sept 30,	Sept 30,
	2013	2012
Adjusted EBITDA Reconciliation:
Net earnings (loss)	$(8,067)	$(12,770)
Interest expense	35,976	36,625
Provision (benefit) for income taxes	(6,568)	(5,309)
Depreciation and amortization expense	32,751	32,156
EBITDA	54,092	50,702
Share based compensation (1)	216	195
Loss on Unrestricted Subsidary	501	—
Proforma cost M&A	673
Transition Services Agreement (2)	—	820
Total acquisition related charges (3)	1,908	10,467
Workforce retention and other transitional charges (4)	299	656
Sponsor monitoring fees (5)	781	851
Non-cash write-off of assets (6)	348	—
Enterprise Resource Planning implementation (7)	—	3,319
Adjusted EBITDA	$58,818	$67,010

EBITDA is defined as net earnings before interest expense (net), income taxes, depreciation and amortization including goodwill impairment, and is used by management to measure operating performance of the business. ‘‘Adjusted EBITDA’’ is calculated by adding to or subtracting from EBITDA items of expense and income as described below.  We also use EBITDA and Adjusted EBITDA as a measure to calculate certain incentive-based compensation and certain financial covenants related to our Credit Facility and as a factor in our tangible and intangible asset impairment test. EBITDA and Adjusted EBITDA are supplemental measures of our performance and our ability to service indebtedness that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net earnings or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. In addition, our measurements of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(1)                                 Non-cash compensation expenses include share-based compensation expense related to options granted under the Company’s 2010 Stock Option Plan.

(2)                                 In conjunction with the Acquisition agreement, the Company entered into a shared services agreement (“Transition Services Agreement” or “TSA”) with Clorox whereby Clorox provides certain services, equipment and office space to the Company. Reflects costs incurred under the Transition Services Agreement with Clorox.

(3)                                 Reflects an adjustment for acquisition-related charges, the incremental cost of transitioning to a stand-alone basis and proforma cost savings.

(4)                                 Reflects one-time retention charges and other one-time compensation costs.

(5)                                 Amounts related to a monitoring agreement with Avista Capital Holdings, L.P.

(6)                                 Reflects amounts for non-cash write-off of the Company’s tax indemnity

(7)                                 Reflects one-time non-capitalizable costs related to the implementation of our new Enterprise Resource Planning software.